Exhibit 99.2

2280 North Greenville Avenue, Richardson TX 75082

FOSSIL, INC. ANNOUNCES FILING OF REGISTRATION STATEMENT FOR SELLING STOCKHOLDERS

RICHARDSON, TX, March 24, 2004 — Fossil, Inc. (NASDAQ: FOSL) announced today that it has filed a registration statement with the Securities and Exchange Commission covering a proposed offering of 4,350,000 shares of its common stock (plus an additional 652,500 shares of its common stock to cover over-allotments, if any) being sold by Mr. Tom Kartsotis and Mr. Kosta Kartsotis.  Mr. Tom Kartsotis serves as the company’s Chairman of the Board of Directors and Mr. Kosta Kartsotis serves as the company’s President and Chief Executive Officer. The Company will not receive any proceeds from this offering.

The shares will be sold through an underwriting syndicate led by J.P.Morgan Securities Inc., with Jefferies & Company, Inc. and CIBC World Markets Corp. acting as co-managers.

Mr. Tom Kartsotis currently owns 25.6% of our common stock and following the consummation of the offering will own 18.2%.  Mr. Kosta Kartsotis currently owns 14.7% of our common stock and following the consummation of the offering will own 12.4%.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A copy of the preliminary prospectus relating to this offering, when available, may be obtained from J.P. Morgan Securities Inc., Addressing Department, One Chase Manhattan Plaza, Floor 5B, New York, New York, 10081 (telephone number: (212) 552-5164).

Fossil is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company’s principle offerings include an extensive line of watches sold under the Company’s propriety brands FOSSIL, RELIC and ZODIAC as well as licensed brands for some of the most prestigious companies in the world including EMPORIO ARMANI, BURBERRY, DKNY and DIESEL. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses under the FOSSIL and RELIC brands, jewelry under the FOSSIL and EMPORIO ARMANI brands and FOSSIL apparel. The Company’s products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company’s e-commerce website at www.fossil.com. Additionally, certain product, press release and SEC filing information concerning the Company is available on the website.

Contact:
Mike Kovar
Chief Financial Officer
Fossil, Inc.
(972) 699-2229

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